Exhibit 4.11.13
Confidential Treatment Requested : The portions of this agreement marked by XXXXX have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
MASTER IBM JOINT DEVELOPMENT TERMS AND CONDITIONS —
DECEMBER 15, 2006 VERSION
MASTER IBM JOINT DEVELOPMENT TERMS AND CONDITIONS —
DECEMBER 15, 2006 VERSION
FOR JOINT DEVELOPMENT PROJECTS
WITH
INTERNATIONAL BUSINESS MACHINES CORP.

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TABLE OF CONTENTS:

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PREAMBLE
These Master IBM Joint Development Terms and Conditions (“Master Terms”) provide the terms and conditions governing semiconductor technology joint development projects initiated by or conducted in conjunction with International Business Machines Corporation (“IBM”). These Master Terms become operative once incorporated by reference for a particular joint development project.
These Master Terms represent one of the three (3) elements in the contract structure for an IBM joint development project. In addition to these Master Terms, the details of a particular technology development project are set forth in a “Joint Development Project Agreement” which (a) provides the terms and conditions unique to the subject development project (e.g. the strategic technology objectives, development schedule, and duration of the development project), and (b) incorporates these Master Terms by reference.
Lastly, each party will sign a two-way supplement (referred to as a “Participation Agreement”) with IBM which (a) provides certain additional terms and conditions unique to such party (e.g. financial contribution amounts, staffing commitments, and participation period), and (b) obligates such party to one or more unsigned Joint Development Project Agreements (including these Master Terms) with respect to IBM and all other parties. A party’s execution of the Participation Agreement (i) creates a broad and direct contractual relationship with IBM and with all parties who have agreed to (or subsequently agree to) participate in each of the subject development projects, and (ii) triggers the use of the common Joint Development Project Agreement (including the referenced Master Terms) to govern such multi-party contractual relationship for each of the development projects.
Updates to these Master Terms will be reflected on the cover page of such document (e.g. Master IBM Joint Development Terms and Conditions — xx, 20xx Version), but such updated version shall only apply to joint development projects incorporating such updated version by reference.
SECTION 1 —DEFINITIONS
Unless expressly defined and used with an initial capital letter in these Master Terms, words shall have their normally accepted meanings. If there is a conflict between a definition in these Master Terms, the Project Agreement, and/or the Participation Agreement, the order of precedence provided in Section 18.16 of these Master Terms governs. The headings contained in these Master Terms or the remaining portion of the Agreement (as defined below) or in any exhibit, attachment or appendix hereto or thereto are for reference purposes only and shall not affect in any way the meaning or interpretation of these Master Terms or the rest of the Agreement. The word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, and the singular includes the plural. The following terms shall have the described meanings if and when used in the Agreement:

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“Agreement” means, with respect to the Development Project, (i) these Master Terms, and (ii) the Project Agreement, together with any exhibits, attachments, and appendices to each of the foregoing. As between IBM and each Participating Party only, the term “Agreement” is also deemed to include the Participation Agreement between IBM and such Participating Party for the Development Project.
“Background Know-How” means, with respect to the Development Project, the methods, techniques, designs, structures, software, and specifications developed or acquired by a Party outside the performance of the Development Project, which such Party contributes or discloses to the other Parties for use in the Development Project. Without limiting the foregoing, Background Know How is deemed to exclude the “Background Know-How Exclusions” specified in the Project Agreement.
“Background Know-How Exclusions” is defined, with respect to the Development Project, in the Project Agreement.
“Chip Design(s)” is defined in the Project Agreement, as applicable.
“Confidentiality Period” means, with respect to the Development Project, the period of time identified as such in the Project Agreement.
“Designated Executive” means, with respect to the Development Project, the senior executive appointed by a Party for the Development Project.
“Development Schedule” is defined in Section 3.1 with respect to the Development Project.
“Designated Invention” means, with respect to the Development Project, an Invention for which a patent application has been filed by one or more of the Parties pursuant to Sections 11.1 or 11.2.
“Derivative Technology” means, with respect to the Development Project, technologies which use, modify, or otherwise derive from the Specific Results, the Background Know-How, both, or any portion of the foregoing.
“Development Facilities” means the (i) IBM Development Facilities and (ii) any other facilities of a Participating Party and/or a Third Party as set forth in a Project Agreement.
“Development Project” means the technology development project and any sub-projects identified in the Project Agreement.
“Documentation” means, with respect to the Development Project, the documentation required by the Project Agreement.
“Embedded DRAM” or “eDRAM” means a device that either (i) primarily carries out logic functions, and includes one or more dynamic random access memory (DRAM) cells embedded within logic circuitry on the same semiconductor substrate, or (ii) primarily carries out memory

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functions, and includes one or more DRAM cells in combination with a static random access memory (SRAM) array on the same semiconductor substrate (including an array of SRAM cells linked with bit lines, word lines, sense amplifiers, and decoders).
“IBM Development Facilities” means the (i) IBM 200mm or 300mm wafer process development facility, (ii) the IBM Thomas J. Watson Research Center, and (iii) any other IBM facilities identified in the Project Agreement.
“IBM Project Leader” means, with respect to the Development Project, the individual appointed by IBM pursuant to Section 4.5.
“Integrated Circuit” means an integral unit formed on a semiconductor substrate including a plurality of active and/or passive circuit elements formed at least, in part, of semiconductor material. For clarity, “Integrated Circuit” includes charge-coupled devices (“CCDs”).
“Invention” means, with respect to the Development Project, each invention, discovery, design, and improvement, conceived or first actually reduced to practice solely or jointly by one or more Representatives of one or more of the Parties or their respective contractors during the Project Term and in the performance of the Development Project.
“Licensed Patents” means, with respect to the Development Project, those patents, patent applications, and utility models, licensable by the granting Party and/or its Subsidiaries without the payment of royalties or other consideration to a Third Party other than an employee of the granting Party, that have claims directed to semiconductor fabrication processes and have effective filing dates any time prior to two (2) years after the expiration or earlier termination of the Project Agreement, as the case may be; and all continuations-in-part, reissues, reexaminations, and counterparts of same.
“Licensed Product” means, with respect to the Development Project, Integrated Circuits and/or Semiconductor Products.
“Limitation Amount” means the amount identified as such in the Project Agreement for purposes of Section 17 (Limitation of Liability) of these Master Terms.
“Lithography” means those aspects of Background Know-How and Specific Results directed to (i) process technology-dependent ground rules or process technology-dependent special rules for shapes replication as developed by the Parties for the generation of photomasks used for development and qualification of a semiconductor process technology in the Development Project, (ii) resolution enhancement techniques specifically created pursuant to the Development Project to generate mask build data, (iii) such photomasks themselves and the data files used therefor as are used in the Development Project, (iv) lithography process sequence as utilized in the Development Project, and (v) mask data generation sequence as utilized in the Development Project.
“Management Committee” with respect to the Development Project, is defined in Section 4.1.

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“Mask Fabrication and Photoresist Technology” means any process, procedure, Proprietary Tools, Third Party tools, or hardware tool used in the fabrication of photomasks, as well as the photomasks themselves, and/or the formulation and/or manufacture of photoresist; provided, however, that “Mask Fabrication and Photoresist Technology” shall not include Lithography.
“Memory” means Chip Designs and fabrication processes related to read only memory (ROM), dynamic random access memory (DRAM), programmable ROMs, magnetic RAM (MRAM), ferroelectric RAM, Embedded DRAM, and other stand-alone memory. For the avoidance of doubt, “Memory” shall not include embedded static RAM (SRAM) cell designs and process technology or the SRAM or ROM used in the Development Projects as test vehicles.
“Module” or “Process Module” means a stand alone sequence of process steps which is a portion of a CMOS process technology.
“Notice Address” means, with respect to the Development Project, the address designated for a Party on the Project Database.
“Packaging Technology” means any process, procedure, software, or hardware tools used in the packaging of integrated circuit products into single-chip packages, multi-chip packages, or any other higher levels of assembly, including but not limited to IBM’s collapsible chip carrier connection (“C4”) interconnect technology; provided, however, “Packaging Technology” does not include the formation of layers on a wafer up to and including the final via layer (referred to as LV, TV, or FV level) or chip-package-interaction (“CPI”) and related characterization methods and modeling but shall include any process, procedure, or practice subsequent to such step.
“Participation Agreement” means the agreement a Participating Party signs with IBM, that among other things, obligates the Participating Party to participate in the Development Project. Each Participating Party will sign its own Participation Agreement with IBM. For clarity, a Participation Agreement may govern multiple Development Projects.
“Partial Participating Party” means a Participating Party that participates in all or a portion of the Development Project and is fully obligated as a Participating Party to all other Parties pursuant to the Master Terms and the Project Agreement, but receives lesser rights than the other Participating Parties receive pursuant to the Master Terms and the Project Agreement, as such rights are defined in such Participating Party’s Participation Agreement with IBM.
“Participating Party” means, with respect to the Development Project, each company who now or in the future agrees to participate in the Development Project by signing a Participation Agreement with IBM that binds such company to the Project Agreement and these Master Terms. For clarity, IBM is not a Participating Party.
“Participating Party Notification” means, with respect to the Development Project, a written notification that a Participating Party provides to the other Participating Parties signifying its entry into the Development Project.

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“Parties” means, with respect to the Development Project, IBM and all Participating Parties.
“Party Project Leader” means, with respect to the Development Project, the individual appointed by a Participating Party pursuant to Section 4.5.
“Patent-Participating Party” means, with respect to the Development Project, a Participating Party who is granting patent licenses to and receiving patent licenses from the other Patent- Participating Parties with respect to such Development Project, all in accordance with the terms in Section 8.6(a). For the avoidance of doubt, IBM is not a Patent-Participating Party.
“Project Agreement” means the specific “Joint Development Project Agreement for xxxx” incorporating these Master Terms.
“Project Database” means the database for the Development Project that identifies each Participating Party and identifies certain information about each Participating Party such as its Notice Address, Party Project Leader, Technical Coordinators and Designated Executive.
“Project Leaders” means, with respect to the Development Project, the IBM Project Leader and the Party Project Leaders for all Participating Parties.
“Project Term” for the Development Project is defined in the Project Agreement.
“Proprietary Tools” means software (in source code form or in object code form), models and/or data, and other instrumentalities that are not commercially available and are either owned by a Party or under which a Party has the right to grant royalty-free licenses, and that are used in the Development Project. For clarity, “Proprietary Tools” does not include data input to software applications or the results of such applications.
“Representative(s)” means a Party’s employees and employees of a Party’s Wholly Owned Subsidiaries.
“Semiconductor Product” means a component that contains an Integrated Circuit on a single or multichip module that incorporates a means of connecting those Integrated Circuits with other electronic elements (active or passive) and/or means to make external electrical connections to such elements.
“Specific Results” means, with respect to the Development Project, information and items, (other than the “Specific Results Exclusions” specified in the Project Agreement) developed and/or contributed to the Development Project by the Parties pursuant to the development work of the Development Project as follows:
(a) Documentation;

(b) All Inventions, know-how, materials, information, and items resulting from the Development Project, including but not limited to methods, techniques, unit processes, process flows, structures in silicon, test software, and specifications for equipment,

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chemicals, masks, and consumables, and all derivative works or improvements created or developed by or for a Party solely or jointly during and in the performance of the Development Project;

(c) For avoidance of doubt, the Parties acknowledge that Specific Results do not include Background Know-How.
“Specific Results Exclusions” is defined, with respect to the Development Project, in the Project Agreement.
“Subsidiary” means a corporation, company or other entity:
(a)	more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a Party, or

(b)	which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a Party, provided that in either case such entity shall be considered a Subsidiary, and shall be entitled to retain the licenses and other benefits provided by the Agreement to Subsidiaries, only so long as such ownership or control exists.
“Technical Coordinators” means, with respect to the Development Project, the individuals referred to in Section 4.7, below.
“Test Site” means a device or circuit evaluation site on a wafer.
“Third Party” or “Third Parties” means, with respect to the Development Project, an entity or entities other than the Parties or their Wholly Owned Subsidiaries.
“Wholly Owned Subsidiary” shall mean 1) a corporation, company or other entity:
(a) one hundred percent (100%) of whose outstanding shares or securities (such shares or securities representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by one or more Parties; or

(b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture, or unincorporated association, or other entity but one hundred percent (100%) of whose ownership interest representing the right to (i) make the decisions for such corporation, company, or other entity, or (ii) vote for, designate, or otherwise select members of the highest governing decision making body, managing

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body, or authority for such partnership, joint venture, unincorporated association or other entity is, now or hereafter, owned or controlled, directly or indirectly, by one or more Parties;
provided that in either case (a) or (b) such entity shall be considered a Wholly Owned Subsidiary, and shall be entitled to retain the licenses and other benefits provided by the Agreement to Wholly Owned Subsidiaries, only so long as such ownership or control exists; or

2) a corporation, company or other entity:
(c) at least seventy five percent (75%) of whose outstanding shares or securities (such shares or securities representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by one or more Parties; or

(d) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, or other entity but at least seventy five percent (75%) of whose ownership interest representing the right to (i) make the decisions for such corporation, company, or other entity, or (ii) vote for, designate, or otherwise select members of the highest governing decision making body, managing body, or authority for such partnership, joint venture, unincorporated association, or other entity is, now or hereafter, owned or controlled, directly or indirectly, by one or more Parties;
provided, that in either case (c) or (d) above, (i) all of the remaining such ownership interest is solely owned or controlled, directly or indirectly, by one or more corporations, companies or other entities which are purely financial investors who are not engaged in the design, development, manufacture, marketing, or sale of Semiconductor Products, and (ii) such entity shall be considered a Wholly Owned Subsidiary, and shall be entitled to retain the licenses and other benefits provided by the Agreement to Wholly Owned Subsidiaries, only so long as such ownership or control exists.
SECTION 2 — IBM DEVELOPMENT FACILITIES; AGREEMENT STRUCTURE
2.1	The Project Agreement identifies the IBM Development Facilities and any other Development Facilities that the Parties will utilize for the Development Project.

2.2	IBM shall be responsible for the operations of the IBM Development Facilities, including, but not limited to, capacity, staffing, and capital purchases. If the Project Agreement designates a Development Facility other than an IBM Development Facility, then the Project Agreement will establish each Party’s obligations with respect to such Development Facility and identify any additional terms and conditions a Party must agree to in order to participate in the Development Project at such Development Facility.

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2.3	The terms and conditions of these Master Terms and of the Project Agreement govern the Parties’ performance of the Development Project. In addition, the Participation Agreement between IBM and each Participating Party provides supplemental terms and conditions that govern only between IBM and each respective Participating Party. It is the Parties’ intention that a Party’s respective ownership, disclosure, and/or license rights as to the Specific Results and Background Know-How of the Agreement be set forth in that Party’s Participation Agreement, the Project Agreement, and these Master Terms.

2.4	If a company executes a Participation Agreement and executes and delivers a Participating Party Notification, then (i) such company joins the Development Project as a Participating Party, (ii) such company and the other Participating Parties are each directly contracted to IBM and to each other based upon the terms and conditions of the Project Agreement (including these Master Terms), without the need for any additional documentation or signatures by any Party, and (iii) such company is estopped from contesting its direct privity of contract with the other Participating Parties and with IBM on such referenced terms and conditions.
SECTION 3 — SCOPE OF DEVELOPMENT PROJECTS; PARTICIPATING PARTIES.
3.1	As detailed below, the Parties shall jointly develop technology that meets the requirements set forth as “Strategic Technology Objectives” in the Project Agreement (the “Strategic Technology Objectives”) and shall do so in accordance with the schedule set forth in the Project Agreement (the “Development Schedule”). Any modification to such Strategic Technology Objectives or Development Schedule requires the mutual agreement of the Parties pursuant to Section 18.15.

3.2	The Project Agreement may also set forth the potential technology implementation options for the Development Project, and if so, the Parties shall work together to evaluate the various options available. The goal of such evaluation is to agree on an integrated technology that meets the Strategic Technology Objectives. If the Project Leaders are unable to agree on a particular option to be developed, or should they disagree as to the continued development of an option that was previously selected, the option preferred by IBM shall be pursued in the Development Project. In the event that a Party proposes an option that is presented to the other Parties, but is not selected by the Parties after escalation, then such Party shall have the right, subject to the other terms and conditions of the Agreement, to proceed with such development outside the performance of the Development Project. If it is reasonably expected that any Background Know-How or Specific Results contains or may contain technical information or software that is or may be controlled as a defense article or technology under the applicable export laws, regulations, or ordinances, then the Parties shall, pursuant to this Section 3.2, also evaluate the various technology modification options to maintain broad commercial availability of the technology and associated articles.

3.3	For information other than that developed by the Parties in the Development Project to be considered Background Know-How it must be either deliberately provided to the Development Project by the owner of such information or be evaluated by all of the

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Project Leaders for possible use in the Development Project. In the event such item of information is provided, and the Party owning such information notifies the Project Leaders within thirty (30) days after such owning Party’s disclosure or the initiation of such evaluation that such information should be withdrawn, such owning Party may withdraw such information from use in the Development Project and all such information in tangible form associated therewith shall be returned to such owning Party and such tangible information shall not become Background Know-How. In the event of such withdrawal, any non-tangible information related to such information retained in the minds of the non-owning Parties’ employees shall be treated in accordance with Section 9.1. Absent such notice and withdrawal within thirty (30) days, all information deliberately provided by the owner of such information or evaluated by the Project Leaders shall be treated as Background Know-How.
3.3.1	Any issue as to whether information was deliberately provided to the Development Project shall be resolved by the Project Leaders based on either of the following criteria:
3.3.1.1	whether the information was deliberately exposed to the other Parties by a Representative of the owner of such information; or

3.3.1.2	whether the evaluation of the information by the Representatives was validly considered for incorporation into the Development Project.
If the Project Leaders cannot agree, such issue shall be resolved by the Management Committee in accordance with the criteria in Sections 3.3.1.1 and 3.3.1.2.
3.3.2	Each Party shall be responsible for instructing its Representatives on methods of proper introduction of information into the Development Project, and the consequences under Section 7.10, below, of information that is inadvertently obtained.
3.4	Intentionally Omitted.

3.5	During a Party’s participation in the Development Project, such Party shall have access to all Specific Results and Background Know-How of the Development Project and shall be solely responsible, including the cost therefor, for the transfer of Specific Results and Background Know-How to its own facilities. As part of the Development Project, the Project Leaders shall coordinate the completion of the Documentation for the Development Project and each Party shall have access to all such Documentation during such Party’s participation in the Development Project. Each Party shall be solely responsible for obtaining any and all regulatory approvals as may be required to utilize Specific Results and Background Know-How at its facilities, and shall be solely responsible for the cost of equipment and consumables as may be required to utilize the Specific Results and Background Know-How at its facilities.

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3.6	Without liability to the other Parties for breach of the Agreement, to the extent known by a Party disclosing information for use in the Development Project, prior to such disclosure, such disclosing Party agrees to promptly notify the other Parties of any limitations on the uses of such information (including applicable regulatory limitations) and whether such use would violate or whether such information is protected by any copyright or mask work or similar right of any Third Party. Upon such notification, the Parties may agree to accept such information into the Development Project subject to such limitations. Upon the failure to make such notification, or if any such limitation arises after disclosure by the disclosing Party, then the Parties shall attempt to work together to find a unanimously agreeable solution. Each Party further agrees to use reasonable efforts to ensure that it will not design or develop the Development Project in such a way that requires the use of any Third Party confidential information or any other material which is not available to the other Parties for their use as provided in the Agreement as part of the Background Know-How and/or Specific Results. Each Party further agrees to use reasonable efforts to ensure that it will not disclose to the other Parties any information considered confidential by it or by any Third Party which information does not relate to the Development Project.

3.7	Intentionally Omitted.

3.8	IBM reserves the right, in its sole discretion, to (i) add companies as Participating Parties (including as Partial Participating Parties) for the Development Project, (ii) remove Participating Parties from the Development Project in accordance with the terms and conditions of the Agreement (including, for clarity, the Participation Agreement between IBM and such Participating Party), and (iii) amend its Participation Agreement with a Participating Party following IBM’s agreement with such Participating Party. IBM shall promptly notify or cause the notification of the other Participating Parties after the addition, removal, or withdrawal of a Participating Party.
SECTION 4 — MANAGEMENT AND STAFFING OF THE DEVELOPMENT PROJECTS
4.1	The Development Project shall have a Management Committee with equal representation from each Party. The responsibilities of the Management Committee are set forth in Exhibit A. All decisions of the Management Committee shall be by unanimous consent. Each Party shall appoint a Management Committee representative promptly after such Party joins the Development Project. Any Party may change its member of the Management Committee by written notice to the IBM Designated Executive. The Management Committee will conduct regular meetings on dates and at locations determined by the Management Committee. Meetings of the Management Committee may be held in person, by teleconference, or by videoconference.
4.1.1	The Management Committee shall establish a regular review process with the appropriate senior business executives of each of the Parties of at least the level of Vice President or other comparable level. Such review shall include review of an overall progress report to be prepared by the Project Leaders. In addition, any additional responsibilities of the Management Committee shall be provided in the

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Project Agreement, including the Management Committee’s right to establish additional subcommittees for the oversight of individual Development Project elements.

4.1.2	If any Party (i) reasonably determines that the technology to be developed under a Development Project is no longer meeting the Strategic Technology Objectives or the Development Schedule, or (ii) brings forth empirical evidence of changes in the competitive marketplace for the technology such that the Strategic Technology Objectives and/or the Development Schedule are no longer competitive; then such Party may present such concerns to the Management Committee for discussion. If the Management Committee, after the exercise of reasonable efforts in the conduct of such discussions, fails to reach a unanimous agreement resolving such Party’s concerns, then any Party may refer such concerns to the Designated Executives for the Participating Parties who shall discuss and meet in person, if necessary, in order to attempt to resolve such Party’s concerns. If such Designated Executives are unable to resolve such Party’s concern, then the Designated Executives agree to instruct the Management Committee to negotiate a unanimously agreeable reasonable wind-down plan to terminate the development relationship set forth in the Project Agreement, with a goal of doing so within thirty (30) days (which period of wind down shall not exceed ninety (90) days and which plan shall include, among other things, and a final set of deliverables to transfer Specific Results and/or Background Know-How previously undisclosed, if any) to terminate the development relationship set forth in the Agreement. For clarity, the termination of a development relationship in one Project Agreement pursuant to this Section 4.1.2 does not, in and of itself, affect development relationships contained in different Project Agreements. Such wind-down shall not be considered a breach of the Agreement by any Party, and the survival terms of Section 12.2 shall apply.
4.2	Intentionally Omitted.

4.3	Intentionally Omitted.

4.4	Intentionally Omitted.

4.5	Each Party shall appoint a Project Leader for each Development Project promptly after the Party joins the Development Project. It is the intent of the Parties that Project Leaders are assigned to the Development Project for at least a term equal to the lesser of two (2) years and the Project Term. The IBM Project Leader shall be in charge of the day-to-day management of the Development Project. A Party may replace its Project Leader by giving written notice to the IBM Designated Executive of such replacement. The responsibilities of the IBM Project Leader and the other Project Leaders are set forth in Exhibits B and C, respectively.

4.6	The Participation Agreement between IBM and each Participating Party establishes the minimum number of Representatives that such Participating Party has committed to IBM

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to work on the Development Project. The work assignment and any reassignment of such Representatives shall be unanimously agreed to by the IBM Project Leader and the Project Leader responsible for such Representatives. For the avoidance of doubt, each Participating Party’s staffing obligation to IBM under its Participation Agreement is not a material term of the Agreement to any other Participating Party. It is the intent of the Parties that such Representatives be assigned to the Development Project for at least a term equal to the lesser of two (2) years and the Project Term. Each Party shall ensure its Representatives possess appropriate skills and experience to accomplish the Strategic Technology Objectives.

4.7	Each Party shall appoint a Technical Coordinator promptly after joining the Development Project. The Technical Coordinators shall be responsible for supervising exchanges of information among the Parties pursuant to Section 7.2. A Project Leader for a Party may replace the Technical Coordinator for such Party by giving written notice to the IBM Designated Executive of such replacement.

4.8	Each Party shall ensure its Representatives comply in all material respects with all personnel, human resources, security and safety rules, procedures, and guidelines and regulatory requirements applicable to contractors resident at or visiting a Development Facility while such Representatives are at that Development Facility for the Development Project, including those IBM Development Facility Visitation Guidelines for Representatives set forth in Exhibit D. In particular, each Participating Party agrees to abide by security requirements as may apply to its Representatives while at the applicable Development Facilities. Each Party shall provide to the other Parties in advance a set of documents setting forth all such rules, procedures, and guidelines, including any updated versions thereof, for the Development Facility of each such Party.

4.9	Each Party shall be responsible for the selection of its Representatives who will be assigned to work in the Development Facilities on the Development Project. Personnel supplied by each Party who are Representatives of the supplying Party shall not for any purpose be considered employees or agents of any other Party. Each Party shall be responsible for the supervision, direction and control, payment of salary (including withholding of taxes), travel and living expenses (if any), worker’s compensation insurance, disability benefits and the like of its own Representatives. Upon request, the operator of a Development Facility shall use good faith efforts to cooperate with a Party, enabling such Party’s Representatives to work at the Development Facility (e.g. by providing a letter of invitation). In addition, each Party may reassign any of its employees as Representatives as such Party deems necessary with appropriate notice to the IBM Project Leader; provided, however, each Participating Party is subject to the terms of its Participation Agreement with IBM.

4.10	If any Party (the “Notifying Party”) should become aware of the existence of any hazardous conditions, property, or equipment which are under the control of another Party (the “Controlling Party”), then the Notifying Party shall promptly advise the Controlling Party; however, it shall remain the Notifying Party’s responsibility to take all necessary precautions against injury to persons or damage to property from such hazards,

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property, or equipment until corrected by the Controlling Party. Each Party agrees to comply with the Occupational Safety and Health Act (“OSHA”), applicable OSHA standards, applicable safety and health laws and regulations, any applicable municipal ordinances, and applicable facility safety rules of which the Party has notice, regarding the Representatives it assigns to the Development Project.

4.11	The Parties agree that the Parties and any Subsidiaries shall refrain from making any payment or gift of any value to any Representatives of any other Party assigned to the Development Facilities without the employing Party’s prior written approval. No Party (or any of its Subsidiaries) may make any representation that might cause a Representative of another Party to believe that an employment relationship exists between such Representative and another Party.

4.12	No Party assumes any liability to the other Parties for any injury (including death) to persons or damage to or loss of property suffered on or about the Development Facilities unless caused by the gross misconduct or gross negligence of such Party, its Representatives, or invitees.

4.13	To the extent permitted by law, during the term of the Agreement, each Party agrees to not, without the prior written permission of another Party, directly or indirectly solicit for employment purposes the Representatives of the other Party engaged in the design, research, development, or manufacture of Semiconductor Products or Integrated Circuits, or in the research or development directed at creating processes for the manufacture thereof at the Development Facilities or other Representatives working on the Development Project until at least one (1) year has passed between the date such Representative stopped being engaged in such activities and the date of solicitation. However, the foregoing does not preclude general (i.e., non-targeted) recruitment advertising. In addition, to the extent permitted by law, during the term of the Agreement, each Party agrees that its units, divisions, lines of business or other comparable organizational structures, involved in such foregoing activities shall not hire Representatives of any other Party engaged in the Development Project, without the prior written permission of such other Party.

4.14	IBM shall maintain the Project Database for the Development Project and use commercially reasonable efforts to make it accessible to the Participating Parties and to promptly update the Project Database to reflect, among other things, the following information received by the IBM Designated Executive: (i) the identity and other relevant information for new Participating Parties (e.g. Project Leader, Notice Address, and Designated Executive), (ii) the withdrawal/removal of a Participating Party, (iii) modifications to a Participating Party’s contact and address information. Each Participating Party shall use commercially reasonable efforts to provide the IBM Designated Executive with written notice of any errors and any proposed changes to the information listed for such Participating Party on the Project Database. No proposed correction or change is effective for purposes of the Agreement until it is reflected on the Project Database. IBM assumes no liability to the other Parties for any injury or damage

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as a result of IBM maintaining the Project Database, unless caused by the gross misconduct or gross negligence of IBM or its Representatives.
SECTION 5 — FUNDING CONTRIBUTIONS, COST SHARING, AND OTHER PAYMENTS
Each Party’s Participation Agreement sets forth such Participating Party’s payment and cost sharing obligations to IBM for its participation in the Development Project(s). For the avoidance of doubt, each Participating Party’s payment and cost sharing obligations to IBM under such Participation Agreement are a material term of the Agreement between that Participating Party and IBM only; and a breach by such Participating Party of such obligations shall be considered a breach by only that Party and only to IBM. Except for payments due IBM pursuant to the Participation Agreement, each Party shall bear all its own expenses incurred in the performance of the Agreement, and no Party is entitled to any payment, cost reimbursement, or other compensation from the other Parties for services, deliverables, and rights granted to the other Parties under the Agreement.
SECTION 6 — INSURANCE, RESPONSIBILITY FOR RESULTS AND WARRANTIES
6.1	Each Party shall use commercially reasonable efforts to pursue the Development Project in accordance with the Agreement and shall perform all assigned tasks in a workmanlike manner. However, the Parties acknowledge that the results of the development work to be performed and the timing of such results are uncertain and cannot be guaranteed by any Party. The risk of success or failure of the Development Project is shared by all the Parties. If a Party has exerted such foregoing efforts in the performance of its responsibilities under the Development Project, the failure to achieve the Strategic Technology Objectives or the Development Schedule shall not constitute a breach of the Agreement or a basis to extend the Project Term.

6.2	Except as otherwise expressly set forth in Section 6.1above, no Party makes any representation or warranty with respect to another Party, and all items furnished by a Party to the Development Project will be produced or provided by said Party in the same manner as it produces or provides such items for its own use and will be furnished on an “AS IS” BASIS WITHOUT WARRANTY OF ANY KIND, INCLUDING, WITHOUT LIMITATION, i) ANY WARRANTY THAT THE SPECIFIC RESULTS OR BACKGROUND KNOW-HOW WILL BE FREE OF THIRD PARTY CLAIMS OF INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS OR MASK WORK RIGHTS and ii) ANY IMPLIED WARRANTIES OR TERMS OF MERCHANTABILITY AND FITNESS OR USE FOR A PARTICULAR PURPOSE. FURTHER, IBM MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND RELATIVE TO THE IDENTITY OR NUMBER OF PARTICIPATING PARTIES OR THE TERM OF EACH OF THEIR PARTICIPATION IN THE DEVELOPMENT PROJECT.

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6.3	Each Party shall maintain for the benefit of each of the others, comprehensive general liability insurance of not less than eight million dollars ($8,000,000) per occurrence which covers bodily injury (including death) and property damage, and which applies to any such liability the Party may have under the Agreement. The foregoing obligation can be met with a combination of comprehensive liability insurance augmented by umbrella liability insurance. Purchase and maintenance of such insurance shall in no way be interpreted as relieving any Party of any of its responsibilities hereunder, and each Party may carry, at its expense, such additional insurance amounts and coverage as it deems necessary. In no event shall any such insurance be cancelled without prior written notice by the insured Party’s insurance carrier to IBM and the Participating Parties.
SECTION 7 — INFORMATION TRANSFERS
7.1	The Parties recognize that each of them has patent license arrangements with Third Parties and that it is the individual responsibility of each Party to secure any rights under the patents of Third Parties which may be needed to enable it to manufacture and/or market the product (including products manufactured using the technology to be developed under the Development Project) at such time as it determines in its sole judgement that such action is required.

7.2	Any confidential information disclosed by one Party or more Parties in performance of the Development Project shall be designated with an appropriate and conspicuously obvious legend, such as (a) “IBM Confidential”, or (b) “XYZ Confidential”, where “XYZ” is replaced with the name of the disclosing Participating Party, or (c) “IBM-QRS Confidential”, where the information was jointly developed by IBM and QRS pursuant to a separate development project, as the case may be. Such legends shall clearly indicate to a person viewing or otherwise accessing such information that it is of a confidential nature to the disclosing Party/Parties. Any such disclosure that is made orally shall be confirmed in writing under a like designation within thirty (30) days after the date of such disclosure. The Technical Coordinators shall monitor and keep records of all such disclosures of confidential information and shall ensure that it is properly marked as confidential, and record the date of receipt. Specific Results generated pursuant to the Development Project and any confidential information that is included in Specific Results shall be clearly designated by the Technical Coordinators with an appropriate legend, such as “IBM-ABC Confidential”, where IBM and ABC represent all of the Parties. Further, in the event that a Representative of any Party obtains information relating to the Development Project in tangible form which is not designated as confidential in accordance with this Section 7.2, but which from its nature appears likely to be confidential, such Representative will notify the Technical Coordinator(s) of the other Party(ies) who then will decide whether or not such information can and should be thereafter treated as confidential. The Technical Coordinators of the Parties shall either unanimously agree that such information is non-confidential or have all copies of such information in tangible form promptly marked with the appropriate legend identifying its confidentiality.

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7.3	Except as otherwise provided in the Agreement, with respect to Specific Results and Background Know-How and any other information of any Party, which is identified as confidential information pursuant to Section 7.2 above, each Party receiving such information shall use the same efforts to avoid its publication or dissemination to Third Parties as it employs with respect to information of its own which it does not desire to be published or disseminated. For clarity, a Participating Party is authorized to disclose such confidential information only to the entities identified in Section 7.5 of these Master Terms and such other authorized recipients identified in the Project Agreement and that Participating Party’s Participation Agreement. For Specific Results and Background Know-How, the obligations of confidentiality shall terminate at the end of the Confidentiality Period; and for all other confidential information this obligation of confidentiality shall terminate five (5) years after its disclosure by the disclosing Party. This obligation of confidentiality shall not, however, apply to any information that is:
7.3.1	already in or comes into the possession of the receiving Party or its Subsidiaries without obligation of confidence;

7.3.2	now, or hereafter becomes, publicly available without breach of the Agreement;

7.3.3	intentionally disclosed to Third Parties by the disclosing Party without obligation of confidence or rightfully received from Third Parties without obligation of confidence;

7.3.4	independently developed by the receiving Party or its Subsidiaries;

7.3.5	approved for release by written agreement of the disclosing Party; or

7.3.6	inherently disclosed in the use, lease, sale, or other distribution of any available product or service or publicly available supporting documentation therefor by the receiving Party or any of its Subsidiaries.
7.4	The receiving Party’s obligation with respect to Specific Results and Background Know-How or any other confidential information of the disclosing Party as specified in Section 7.3 above shall not apply to any disclosure that is:
7.4.1	in response to a valid order of a court or other governmental body of any country or group of countries or any political subdivision thereof; provided, however, that the receiving Party shall first have notified the disclosing Party and made a good faith effort to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purposes for which the order was issued;

7.4.2	otherwise required by law or securities regulations to which the receiving Party is subject; or

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7.4.3	reasonably necessary in order to establish the receiving Party’s rights, provided that such receiving Party shall provide the disclosing Party with prior written notice, except notice shall not be required where the receiving Party is attempting to establish rights in a lawsuit under the Agreement against the disclosing Party or is filing a patent application under Section 11 of these Master Terms.
7.5	Each Party shall have the right to disclose Specific Results and Background Know-How to any of its Wholly Owned Subsidiaries at any time; provided, however, that such Wholly Owned Subsidiaries shall agree to be bound by substantially the same terms as are applicable to said Party in Sections 7.2, 7.3, and 7.4 and the survival of same pursuant to Section 12. Further, each Party may authorize its Wholly Owned Subsidiaries to whom such Party has disclosed Specific Results or Background Know-How pursuant to this Section 7.5 to exercise some or all of its rights to disclose Specific Results or Background Know-How under and in accordance with the Agreement.

7.6	Intentionally Omitted.

7.7	Intentionally Omitted.

7.8	Notwithstanding any other provision of the Agreement, a Participating Party shall not be prevented from furnishing or disclosing to any Third Party the technical information developed solely by such Participating Party outside of the Development Project, or jointly developed by such Participating Party and Third Parties outside of the Development Project, whether or not such technical information is also included in Specific Results and/or Background Know-How. Further, disclosure of such technical information shall not be prevented even if a minor portion of Specific Results and/or Background Know-How is commingled with and constitutes an inseparable element of such technical information. If any dispute arises with regard to the definition of a “minor portion”, then the Management Committee shall promptly resolve such dispute.

7.9	IBM shall have the right to disclose Specific Results, Background Know-How, or both to any Subsidiary or any Third Party, at any time and for any purpose, and such recipients shall have the same right to disclose the same to their Subsidiaries,, provided that such disclosures shall be subject to appropriate confidentiality terms and conditions that, at a minimum, shall have a term of confidentiality no shorter than the Agreement requires of IBM.

7.10	With respect to information that does not relate to the Development Project and which is considered confidential by any Party, it is not the intention of any Party to disclose to or obtain from the other Parties any such information. In particular, the Parties acknowledge that IBM has other development projects and relationships being conducted in the Development Facilities, and the Parties shall take reasonable precautions to limit the disclosure and receipt of information unrelated to the Development Project. In the event that a Representative of one Party obtains any such information of another Party or that is designated as confidential or which should from its nature be understood to be confidential, the Technical Coordinators of all Parties shall be informed, and any such

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DECEMBER 15, 2006 VERSION
information in tangible form shall promptly be returned to said originating Party. Nothing in the Agreement shall convey any right to said Party to use said tangible information for any purpose. However, any non-tangible information related to said information which is retained in the minds of the Party’s employees will be treated pursuant to Section 9.1.

7.11	Notwithstanding any other terms of the Agreement, the Parties shall be permitted to disclose a summary of pertinent Sections of the Agreement as provided in Section 18.1.
SECTION 8 — LICENSES TO BACKGROUND KNOW-HOW
8.1	IBM hereby grants to each Participating Party, and each Participating Party hereby grants to all other Participating Parties, under their respective trade secret and know-how rights in and to Background Know-How, a XXXXX (subject to all the terms and conditions of the Agreement) license, to use such Background Know-How for the purpose of researching, developing, engineering, manufacturing, using, marketing, selling, servicing, and otherwise disposing of Licensed Products and to make derivatives of such information for such uses.

8.2	IBM hereby grants to each Participating Party and each Participating Party hereby grants to all other Participating Parties, under their respective copyright rights in and to Background Know-How a XXXXX (subject to all the terms and conditions of the Agreement) license to copy Documentation and other written expression, to make derivative works of such written expression, to distribute such documentation and derivatives as set forth elsewhere in the Agreement, and to execute, display, and perform to the extent consistent with the provisions of Section 7; provided, however, that each Participating Party shall make only such numbers of copies and create such derivative works as are reasonably necessary for them to carry out the license rights set forth in the Agreement.

8.3	IBM hereby grants to each Participating Party, and each Participating Party hereby grants to all other Participating Parties, under their respective mask work rights in and to Background Know-How, a XXXXX (subject to all the terms and conditions of the Agreement) license to use any process-related mask design information provided to a Development Project and create derivative works thereof, as reasonably necessary for the licensed Parties to carry out the license rights set forth in the Agreement. Unless otherwise authorized, this right shall not include any rights to utilize any product design information in such masks

8.4	Each Participating Party hereby grants to IBM, under such Participating Party’s trade secret and know how rights, copyright, and mask work rights in and to Background Know-How, a XXXXX (subject to all the terms and conditions of the Agreement), license to use such Background Know-How for the purpose of researching, developing, engineering, manufacturing, using, marketing, selling, servicing, and otherwise disposing of Integrated Circuits and/or Semiconductor Products and to make derivatives of such information for such uses. In the case of copyrights, such license is to copy

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Documentation and other written expression, to make derivative works of such written expression, to distribute such Documentation and derivatives as set forth elsewhere in the Agreement, and execute, display, and perform to the extent consistent with the provisions of Section 7; provided, however, that IBM shall make only such numbers of copies and create such derivative works as are reasonably necessary for it to carry out the license rights set forth in the Agreement. In the case of mask work rights, such license is to use any process-related mask design information provided to a Development Project (e.g. kerf test structures) and create derivative works thereof, as reasonably necessary for IBM to carry out the license rights set forth in the Agreement. Unless otherwise authorized, this right shall not include any rights to utilize any product design information in such masks.

8.5	The licenses granted in Sections 8.1 through 8.4 shall include the right for each Party to sublicense consistent with its respective disclosure rights as set forth in Section 7 of the Master Terms and the rest of the Agreement, and subject to the terms and conditions set forth therein and as may be applicable pursuant to this Section 8. Each Party agrees to not unreasonably withhold the granting, upon request by a recipient to whom disclosure has been made pursuant to the Agreement, including Sections 7.5 and 7.9 of the Master Terms, of a XXXXX license under such Party’s patents, under reasonable and non-discriminatory terms and conditions, to the extent necessary for such recipient to utilize the disclosed information for the purposes set forth in the applicable clause of the Agreement, including Section 7 of the Master Terms, provided such recipient otherwise respects the intellectual property rights of the granting Party.

8.6	(a) Each Participating Party shall, upon joining the Development Project, designate whether it is a Patent Participating Party for such Development Project and such designation is applicable for the entire Project Term. Each Patent Participating Party hereby grants to one another and to their respective Wholly Owned Subsidiaries a XXXXX license under their Licensed Patents to make, have made, use, lease, sell, import, and offer for sale Integrated Circuits and Semiconductor Products, solely to the extent such Licensed Patents have claims that are necessarily infringed by the grantee utilizing all or any aspect of the Specific Results and Background Know-How of the Development Project to the extent otherwise licensed to do so elsewhere in this Section 8. For the avoidance of doubt, such patent license shall not extend to claims of patents that claim Specific Results Exclusions and/or Background Know-How Exclusions. For clarity, this Section 8.6(a) does not affect any patent license agreements between the Patent Participating Parties currently existing, but may confer rights on the Patent Participating Parties in addition to the rights they may have under such existing agreements.

(b) No license or other right is granted in the Agreement by any Party to the other Parties, directly or indirectly, by implication, estoppel or otherwise, with respect to any trade secrets, know-how, copyrights, mask works, patents, patent applications, utility models, or design patents except as expressly set forth in the Agreement, and no such license or other right shall arise from the consummation of this Agreement or from any acts, statements or dealings leading to such consummation. All Parties, other than Patent Participating Parties, expressly understand and acknowledge that any patent license rights

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that may be required to carry out the licenses set forth in the Agreement are not set forth in the Agreement and may be set forth in separate patent cross-license agreements between them.
SECTION 9 — LICENSE TO RESIDUALS AND PROPRIETARY TOOLS
9.1	Notwithstanding any other provisions of the Agreement, to the extent that such use does not infringe the valid patents, patent applications, registered designs, or copyrights of another Party, and subject to the provisions of Section 7, each Party shall be free to use the residuals of Specific Results, another Party’s Background Know-How, Proprietary Tools, if any, and other confidential information received pursuant to Section 7.2, above, for any purpose, including use in the development, manufacture, marketing, and maintenance of any products and services. The term “residuals” means that information in non-tangible form which is mentally retained by those Representatives of a Party who have had access to Specific Results, the Background Know-How, and/or Proprietary Tools, if any, of another Party, pursuant to the Agreement. The Parties agree that the receipt of Specific Results, the Background Know-How, and/or Proprietary Tools, if any, of another Party shall not create any obligation in any way limiting or restricting the assignment and/or reassignment of a Party’s Representatives within that Party.

9.2	Each Party grants to the other Parties under the Proprietary Tools provided by that Party for use in the Development Project, an XXXXX license to use, execute, display, and perform such Proprietary Tools in the Development Facilities for the purpose of the Development Project. Any Proprietary Tools that are introduced into the Development Facilities for the purpose of the Development Project may not be transferred from the Development Facilities or used by a Party outside the Development Facilities without the express written consent of the Party introducing the Proprietary Tool(s). Any Party providing Proprietary Tools used in the Development Project that are not available from another source or for which there is no reasonable substitute, will, to the extent it has the right to do so, and on reasonable terms and conditions (including reasonable fees) to be negotiated, grant a XXXXX license to the other Parties to use such Proprietary Tools outside the Development Project in furtherance of their respective license rights set forth in Section 8.
SECTION 10 — OWNERSHIP OF SPECIFIC RESULTS
10.1	Except with respect to Designated Inventions, as set forth in Section 11 of these Master Terms, and except with respect to Background Know-How, Specific Results (whether developed solely by one Party or jointly by two or more Parties) shall be the property of all the Parties under the Project Agreement, and all such Parties shall own the mask works, copyright, trade secret, know-how, and similar rights in all such material jointly without accounting to the other Parties or obligation to obtain the consent of one another for the exploitation thereof or granting of licenses (including the right of licensees to grant sublicenses) with respect thereto consistent with its respective disclosure rights as set forth in Section 7 and the rest of the Agreement, and subject to the terms and

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conditions set forth therein and as may be applicable pursuant to Section 8. For the avoidance of doubt, only companies that have agreed to the Project Agreement are owners for purposes of this Section 10.1, and no other entity, including entities that participate in other development projects with one or more of the Parties, is granted any ownership in the Specific Results pursuant to the Project Agreement. For the further avoidance of doubt, such joint ownership shall include Inventions other than Designated Inventions. Moreover, for the avoidance of doubt, the Agreement shall constitute written consent of such joint owner(s) for the disclosing Party to make the disclosures set forth in the Agreement, to the extent such joint consent is required in a given jurisdiction; provided, however, that such assent is subject to the terms and conditions of the Agreement. Before applying to register or record in any country any of the rights or material to which this Section 10 relates, the Parties shall hold consultations and agree on whether this is appropriate and, if so, which of them shall make such application and in which countries. To the extent required to perfect the joint ownership rights of two or more Parties, each such Party hereby agrees to assign to the other such Parties an equal, undivided ownership of all right, title, and interest (including, without limitation, all intellectual property rights) in and to all Specific Results other than patent rights in and to Designated Inventions.
10.2	The joint ownership by the Parties of all copyright and similar rights in and to Specific Results shall be subject to information transfer and licensing provisions of the Agreement; the Parties understand and agree that their status as joint owners of Specific Results shall be subject to their respective disclosure rights as set forth in the Agreement.
SECTION 11 — OWNERSHIP OF DESIGNATED INVENTIONS
11.1	Each Designated Invention made solely by one or more Representatives or contractors of one Party, and title to all patent applications filed thereon and all patents issued thereon, shall be solely the property of the inventing Party, subject to a patent license granted in Section 11.3 below. It shall be in the sole discretion of the inventing Party to determine whether or not to file a patent application on an Invention, thereby creating a Designated Invention.

11.2	Designated Inventions made jointly by one or more Representatives or contractors of one Party with one or more Representatives or contractors of any other Party, and title to all patent applications filed thereon and all patents issued thereon, shall be jointly owned by the inventing Parties. Each inventing Party shall have the right to grant licenses (including the right of any licensee to grant sublicenses) to the inventing Party’s Subsidiaries and/or to Third Parties under any patent issued on such a joint Designated Invention without compensation to the other inventing Party(ies) and/or its or their Representatives or contractors, which hereby give any necessary consent for granting such licenses as may be required by the law of any country. All expenses, other than internal patent department expenses of the inventing Parties, incurred in obtaining and maintaining such patents shall be equally shared by the inventing Parties (except as provided hereinafter). Prior to filing any patent application in respect of any such joint Designated Inventions the inventing Parties shall hold consultations and agree on whether

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this is appropriate and, if so, which of them shall file and prosecute such application and in which countries corresponding applications shall be filed and by whom. With respect to any joint Designated Invention, where one inventing Party elects not to seek or maintain such protection thereon in any particular country or not to share equally in the expenses thereof, the other inventing Parties shall have the right to seek or maintain such protection in said country at its or their own expense and shall have full control over the prosecution and maintenance thereof even though title to any patent issued thereon shall be joint.

11.3	With respect to Designated Inventions under Sections 11.1, the owning Party hereby grants the other Parties the same rights and obligations with respect to the relevant Specific Results provided for in the Agreement to carry out the activities set forth in the Agreement (including, but not limited to, Sections 7, 8, and 9 of these Master Terms). With respect to patents issued on said Designated Inventions, the license granted by the owning Party(ies) to the other Parties shall be an irrevocable (subject to the terms and conditions of the Agreement), worldwide, non-exclusive, royalty-free, paid-up license to make, have made, use, lease, sell, offer to sell, import and otherwise transfer any products and to practice and have practiced any process and shall include the right of such licensed Party to sublicense its Subsidiaries of the same or within the scope of the foregoing license.

11.4	With respect to Designated Inventions under Sections 11.2, each Party shall give the other Parties all reasonable assistance in connection with the preparation or prosecution of any patent application filed by said other Parties and shall cause to be executed all assignments and other instruments and documents as said other Parties may consider necessary or appropriate to carry out the intent of this Section 11.

11.5	Nothing in the Agreement shall affect any patent license agreements between one or more of the Parties, but may confer rights on one or more Parties in addition to the rights they may have under such existing agreements.

11.6	Intentionally Omitted.

11.7	The Project Leaders shall establish a procedure for reviewing Invention disclosures in order to determine which Inventions are subject to the provisions of Section 11.2 of these Master Terms relating to joint Inventions.
SECTION 12 — TERM AND TERMINATION
12.1	The Project Agreement provides the Project Term for the Development Project.

12.2	At expiration of the Project Agreement, the following Sections of these Master Terms survive and continue to bind the Parties and their legal representatives, successors, and assigns: 1; 4.9 — 4.13, inclusive; 6; 7.1, 7.4-7.10 inclusive; 8; 9; 10; 11; 12; 13; 15; 16; 17; and 18; provided, however, a Participating Party’s surviving license and disclosure

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rights pursuant to the Agreement (including those contained in Sections 7, 8, 9, 10, and 11 of these Master Terms) only apply to confidential information, Background Know-How, Proprietary Tools, Specific Results, and Designated Inventions, as each existed at the end of such Participating Party’s participation in the Development Project. In addition, certain terms of the Project Agreement and the Participation Agreement survive such expiration, as detailed in such agreements, respectively. The Parties agree that failure to list any sections as surviving does not prejudice any Party’s remedies with respect thereto.

12.3	Any non-breaching Party shall have the right to immediately terminate the breaching Party’s participation in the Development Project by giving written notice of termination to the breaching Party, if such breaching Party 1) permanently ceases doing business; 2) is adjudged bankrupt or insolvent or files a petition for bankruptcy; or 3) goes into liquidation.

12.4	(a) If IBM fails to perform or violates any material obligation of the Agreement, then, upon thirty (30) days written notice to IBM specifying such failure or violation (the “Default Notice”), any Party who is not in breach of the Agreement shall have the right to immediately cease such Party’s participation in the Development Project without liability by giving written notice of such cessation to IBM, unless: (i) the failure or violation specified in the Default Notice has been cured within that thirty (30) day period; or (ii) the failure or violation reasonably requires more than thirty (30) days to correct (specifically excluding any failure to pay money), and IBM has begun substantial corrective action to remedy the failure or violation within such thirty (30) day period and diligently pursues such action, in which event, termination shall not be effective unless ninety (90) days has expired from the date of the Default Notice without such corrective action being completed and the failure or violation remedied.

(b) If any Participating Party fails to perform or violates any material obligation of the Agreement, then, upon thirty (30) days written notice from any non-breaching Party (with a copy to IBM) to such Participating Party specifying such failure or violation (the “Default Notice”), then IBM shall have the sole and exclusive right to immediately terminate the breaching Party’s participation in the Development Project without liability, unless: (i) the failure or violation specified in the Default Notice has been cured within that thirty (30) day period; or (ii) the failure or violation reasonably requires more than thirty (30) days to correct (specifically excluding any failure to pay money), and such Party has begun substantial corrective action to remedy the failure or violation within such thirty (30) day period and diligently pursues such action, in which event, termination shall not be effective unless ninety (90) days have expired from the date of the Default Notice without such corrective action being completed and the failure or violation remedied. IBM may exercise or waive its rights pursuant to this Section 12.4(b) in IBM’s sole and absolute discretion, and IBM assumes no liability to the other Parties for any injury or damage as a result of this Section or IBM’s exercise or waiver of such rights.

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(c) Notwithstanding Section 12.4(b), IBM shall, at the request of a non-breaching Party, exercise IBM’s termination right, if any, pursuant to Section 12.4(b) if such non-breaching Party provides IBM with a final, non-appealable judgment/decision (e.g. a declaratory judgment or permanent injunction) from a court of competent jurisdiction under Section 18.2, finding that the breaching Party breached the Agreement as described in the Default Notice.

(d) Although IBM reserves the sole and exclusive right to terminate the breaching Party’s participation in the Development Project pursuant to Section 12.4(b), nothing in this Section 12 prevents a non-breaching Party from pursuing any other equitable and legal remedies it may have against the breaching party.

(e) In addition to Section 12.4(d), any non-breaching Party may cease its participation in the Development Project upon sixty (60) days written notice to IBM if (i) IBM does not elect to, at the request of such non-breaching Party, terminate such breaching Party’s participation in the Development Project during such period; and (ii) the breaching Party (A) engaged in gross and/or willful misconduct that resulted in a material breach of the Agreement and such material breach resulted in substantial harm to such non-breaching Party, or (B) materially breached the confidentiality obligations of Section 7 with respect to the confidential information of such non-breaching Party. The survival terms of Section 12.2 shall apply to any such withdrawal by a non-breaching Party and such withdrawal shall not be considered a breach of this Agreement by the non-breaching Party.

12.5	Intentionally Omitted.

12.6	Notwithstanding any provision to the contrary elsewhere in the Agreement, each non-breaching Party shall have the right to terminate all licenses and disclosure rights it granted to the breaching Party pursuant to the Agreement, including those contained in Sections 7, 8, 9, 10, and 11 of these Master Terms, if the breaching Party’s participation in the Development Project is terminated pursuant to Sections 12.3, 12.4(b), or 12.4(c) of these Master Terms. If such licenses and disclosure rights are terminated, the breaching Party shall immediately return to the applicable non-breaching Party, or destroy, any documentation or materials embodying Specific Results and/or Background Know-How, and such return or destruction shall be certified to each applicable non-breaching Party, in writing, by an officer of the breaching Party. Other than any such termination of licenses and disclosure rights to the breaching Party, Sections 1; 4.9 — 4.13, inclusive; 6; 7.1, 7.3-7.10 inclusive; 8; 9; 10; 11; 12; 13; 15; 16; 17; and 18 shall survive and remain in full force and effect; provided, however, a breaching Party’s surviving license and disclosure rights pursuant to the Agreement (including those contained in Sections 7, 8, 9, 10, and 11 of these Master Terms) only apply to confidential information, Background Know-How, Proprietary Tools, Specific Results, and Designated Inventions, as each existed at the end of such Participating Party’s participation in the Development Project. In addition, the breaching Party shall continue to be bound by the limitations and obligations set forth in Sections: 1; 4.9 and 4.10; inclusive; 6; 7.1, 7.3, 7.4; 8.6; and 9.2.

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SECTION 13 — NOTICES AND OTHER COMMUNICATIONS
Any notice or other communication required or permitted to be given to a Party pursuant to the Agreement shall be sent to such Party by facsimile or electronic scan or by registered airmail, postage prepaid, addressed to the receiving Party’s Notice Address. Any such notice or other communication shall be effective on the date of receipt.
SECTION 14 — TERMS OF NEGOTIATION
If one or more of the Parties seek to expand the Development Project or seek to discuss additional development projects or licensing opportunities, then the following terms apply without the need for a separately signed letter of negotiation or the like: any Party may end such discussions at any time, and for any reason, and each Party remains free to negotiate or enter into similar relationships with others. Other than the rights and obligations of the Parties as specifically set forth in the Agreement, these discussions are entirely non-binding and do not establish any other rights and obligations as to any of the Parties. Such other rights and obligations, if any, would be set forth solely in one or more separate, definitive written agreements. None of the Parties will rely on the successful conclusion of any such definitive written agreements. Any business decision a Party makes in anticipation of such definitive written agreements is at such Party’s sole risk, even if another Party is or both other Parties are aware of, or indicated approval of, such decision. All information disclosed pursuant to such discussions, and not otherwise governed by a separate confidential disclosure agreement/supplement, is deemed “other confidential information” pursuant to Section 7.3.
SECTION 15 — FORCE MAJEURE
15.1	Each Party shall be excused from the fulfilment of any obligation related to the Development Project, except for payment obligations, under the Agreement for so long as such fulfilment may be hindered or prevented by any circumstances of force majeure such as, but not limited to, acts of God, war, riot, strike, lockout, labor unrest, fire, flood, other natural catastrophe, shortage of materials or transportation, national or local government regulations (including, but not limited to, export regulations, but only to the extent such export regulations do not allow for appropriate dual-use export licenses or such dual-use export licenses are not granted despite the affected Parties having exercised good faith efforts to obtain such export licenses) or any other circumstance outside its control, provided that the Party seeking to be excused shall make every reasonable effort to minimize the hindrance of such fulfilment; and provided further that, if such force majeure continues to prevent or delay performance of such Party for more than one-hundred eighty (180) days and has a material impact on the Development Project, then within one-hundred eighty (180) days thereafter, (i) IBM may immediately terminate the participation of the Participating Party who seeks to be excused, and (ii) each Participating Party may immediately cease its participation in the Development Project if IBM is seeking to be excused. Such actions do not constitute a termination for breach pursuant to the Agreement, and Section 12.2 applies to any such action.

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15.2	Upon the ending of such circumstance, without the other Party or Parties having terminated the Agreement with respect to the affected Party as provided in Section 15.1, the Party excused shall, without undue delay, resume the fulfilment of obligations affected.
SECTION 16 — TAXES
Each Party shall bear and pay all taxes (including, without limitation, sales and value added taxes but excluding income tax as specified below) applicable to such Party, including those imposed by its own national government and any political subdivision thereof, as the result of the existence of the Agreement or the exercise of rights hereunder. If any Party (“Payer”) is required by its national government to pay income tax in respect of the payments and/or royalties made by it to either or any of the other Parties, Payer shall pay such income tax on behalf of said other Party. Payer may deduct such income tax from said payments and/or royalties otherwise due and shall furnish said other Party, within a reasonable time after its receipt of tax certificates from the applicable government entity, such certificates and other evidence of deduction and payment thereof as said Party may properly require. Payer and IBM shall provide each other with reasonable assistance in seeking all exemptions, rebates, and similar reimbursements related to such income tax. In addition, each Party may independently pursue any applicable tax credit for its share of expenses related to the Development Project.
SECTION 17 — LIMITATION OF LIABILITY
17.1	In no event shall any Party (or its Subsidiaries) be liable to another Party for incidental damages, punitive damages, lost profits, lost savings, or any other such damages, including consequential damages, regardless of whether the claim is for breach of contract, breach of warranty, tort (including negligence), failure of a remedy to accomplish its purpose or otherwise, even if such Party (or any Subsidiary) has been advised of the possibility of such damages.

17.2	In no event shall any Party’s (or its respective Subsidiaries’) aggregate liability to another Party for actual direct damages in connection with any claim or claims relating to the Development Project exceed the Limitation Amount, regardless of the form of action, provided that this limitation will not apply to: i) any claim for payment of a sum or sums properly due under the Agreement for the Development Project (for which the maximum amount of liability shall not exceed the total amount of payments referenced in Section 5 plus interest on such payments); ii) breach of confidentiality or license; or iii) death, personal injury, or physical damage to real property or tangible personal property resulting from a Party’s own negligence, or that of its employees, agents, or subcontractors.

17.3	Nothing contained in the Agreement limits any Party’s right to seek a preliminary injunction, temporary restraining order, or any other equitable relief in order to avoid material harm to its property, rights, or other interests. The Parties agree that for breaches of confidentiality or license provisions the Party whose license grant or confidential information has been breached (“non-breaching Party”) may suffer

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irreparable harm and that remedies at law may be insufficient; therefore, the non-breaching Party may seek any remedy at law or in equity, including but not limited to, preliminary injunction, injunction, and/or a temporary restraining order.

17.4	In no event shall any Party (or its respective Subsidiaries) be liable for any damages claimed by another Party based on any Third Party claim, except as specifically set forth in Section 17.2 (iii) above.
SECTION 18 — GENERAL
18.1	Nothing contained in the Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of any Party (including any contraction, abbreviation or simulation of any of the foregoing); and each Participating Party agrees not to disclose to other than its Subsidiaries the terms and conditions of the Agreement, except as may be required by law or government rule or regulation, having provided the other Party or Parties with prior written notice of such disclosure and having made a reasonable effort to limit such disclosure to the minimum required and obtaining a protective order requiring that the information and/or documents so disclosed be used only for the purposes for which such disclosure is required without the express written consent of the applicable Party. Notwithstanding the foregoing, 1) the Parties shall be permitted to disclose a summary of pertinent Sections of the Agreement that are reasonably necessary for disclosing and/or licensing under the Agreement, 2) each Party shall be permitted to disclose pertinent Sections of the Agreement to such Party’s independent accounting firm and outside attorneys, and 3) each Party shall be permitted to disclose pertinent Sections of the Agreement to such Party’s banks and financing sources and other similar business advisors and to appropriate regulatory authorities for purposes of seeking tax exemptions and applying for research grants; provided, however, that any such disclosure pursuant to the foregoing items 1), 2), or 3) is under a written agreement containing restrictions of confidentiality at least as stringent as those contained in these Master Terms

18.2	The Agreement shall be construed, and the legal relations created therein between the Parties shall be determined exclusively, in accordance with the laws of the United States of America and, specifically, the State of New York, without regard to conflicts of law, as if said Agreement were executed in, and fully performed within the State of New York. Any proceeding to enforce, or to resolve disputes relating to, the Agreement shall be brought before a court of competent jurisdiction in the State of New York, including a Federal District Court, sitting within New York State. The Parties hereby expressly waive any right to a jury trial and agree that any proceeding hereunder shall be tried by a judge without a jury. In any proceedings no Party shall assert that such court lacks jurisdiction over it or the subject matter of the proceeding or assert that the Agreement is not an enforceable contract between and among all Parties.

18.3	In the event of any dispute under the Agreement, and as a condition precedent to any Party filing suit, instituting a proceeding or seeking other judicial or governmental resolution in connection therewith, the Parties will attempt to resolve such dispute by

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negotiation in accordance with the following dispute resolution process. Excepting only that a Party may institute a proceeding seeking an order for payment of any sum properly due and unpaid, a preliminary injunction, temporary restraining order, or other equitable relief, if necessary in the opinion of that Party to avoid material harm to its property, rights, or other interests, before commencing or at any time during the course of, the dispute procedure in this Section 18.3.
18.3.1	Such negotiations shall first involve the individuals in the Management Committee. These individuals will exercise reasonable efforts to resolve such dispute.

18.3.2	If such negotiations do not result within thirty (30) calendar days of their receipt of a written referral to them in a resolution of the dispute, the dispute will be referred in writing to the Designated Executives which Designated Executives shall discuss and meet in person, if necessary, in order to attempt to negotiate a resolution to the dispute.

18.3.3	Except as set forth above, no Party shall file suit, institute a proceeding, or seek other judicial or governmental resolution of the dispute until at least sixty (60) calendar days after the first meeting between the Designated Executives.
18.4	In the event that any litigation occurs between or among the Parties pertaining to the Agreement and any technical issues arise in the course thereof, the Parties shall make good faith efforts to select one or more neutral mutually acceptable technical experts with expertise in the pertinent technical issues to assist the court in understanding and evaluating such issues.

18.5	Nothing contained in the Agreement shall be construed as conferring on any Party any license or other right to copy the exterior design of any product of another Party.

18.6	Intentionally Omitted.

18.7	No actions, regardless of form, arising out of the Agreement, except for intellectual property actions, may be brought by any Party more than two (2) years after the cause of action has arisen.

18.8	Each Party shall be responsible for compliance with all applicable laws, regulations and ordinances. In addition, no Party and none of its agents or employees acting on behalf of said Party will, unless authorized by applicable governmental license or regulation, directly or indirectly, export or re-export any technical information or software subject to the Agreement (including direct products of such technical information or software) to any prohibited destination or country (including release to nationals, wherever they may be located, of any prohibited country) as specified in such applicable export laws, regulations and ordinances. The Parties agree to consult with each other prior to both applying for an export license related to work under this Agreement and accepting government conditions on such export license. Parties shall provide each other with a

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copy of any such export license obtained by a Party or its agent. IBM shall not be required to accept any conditions in any such export license which IBM considers detrimental to its business interests.
18.9	All monetary amounts specified in the Agreement are in lawful money of the United States of America. Any action required by the Agreement to be taken by a specified calendar month shall be taken by the last day of said month, unless otherwise specified in the Agreement.

18.10	Neither the Agreement nor any activities thereunder shall impair any right of any Party to design, develop, manufacture, sell, market, service, or otherwise deal in, directly or indirectly, manufacturing processes, products, or services developed by such Party completely independently of the Agreement, including those which are competitive with those offered by any Party. Subject to the confidentiality and license limitations set forth in the Agreement, each Party may pursue activities independently with any Third Party even if similar to the activities under the Agreement.

18.11	Each Party is an independent contractor and not an agent, employee, or fiduciary of any other Party for any purpose whatsoever. No Party shall make any warranties or representations on any other’s behalf, nor shall it assume or create any other obligations on any other’s behalf. Nothing in the Agreement shall be taken to constitute a partnership or joint venture between or among the Parties hereto.

18.12	The Parties agree to explore the possibility of issuing press releases relating to the Development Project, the relationship established by a Project Agreement, and the subsequent addition of Participating Parties. The text of such press releases will be unanimously agreed to by the Parties, which agreement will not be unreasonably withheld. If all Parties are unable to agree upon a press release, then IBM and certain Participating Parties may elect to issue such press release without referencing the objecting Participating Party. Any other press releases and other like publicity or advertising relating to the Agreement and/or which mentions any other Party by name shall be agreed upon by IBM and the named Party, which agreement not to be unreasonably withheld.

18.13	If any section or subsection of the Agreement is found by competent judicial authority to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of any such section or subsection in every other respect and the remainder of the terms of the Agreement shall continue in effect so long as the amended Agreement still expresses the intent of the Parties. If the intent of the Parties cannot be preserved, the Agreement shall be renegotiated with the Parties substituting for any invalid or unenforceable provision a valid or enforceable provision that achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision.

18.14	Any waiver by a Party of any breach of, or failure to enforce at any time, any of the provisions of any of the Agreement, shall not be construed as or constitute a continuing

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waiver of such provision, or a waiver of any other provision of the Agreement, nor shall it in any way affect the validity of any of the Agreement or any part thereof, or the right of any Party thereafter to enforce each and every provision of any of the Agreement, as provided in the Agreement.

18.15	The Agreement is binding upon each Participating Party with respect to the Development Project if and once that party executes with IBM a Participation Agreement referencing the Development Agreement and these Master Terms. Except for the Participation Agreement, which provides certain governing terms and conditions between IBM and that Participating Party only, these Master Terms, together with the Project Agreement, constitute the entire agreement between the Parties with respect to that Development Project and supersede all previous communications, representations, understandings, and agreements, whether oral or written, made in the course of discussions and/or negotiations between the Parties or any officer or representative thereof with respect to the Development Project. No Participating Parties are third party beneficiaries of a Participation Agreement between IBM and any other Participating Party. No amendment or modification of the Project Agreement shall be valid or binding upon the Parties unless made in writing and signed on behalf of such Parties by their respective representatives thereunto duly authorized. The requirement of written form may only be waived in writing. Notwithstanding anything in these Master Terms to the contrary (i) the addition or removal/withdrawal of one or more Participating Parties is not deemed an amendment or modification of the Project Agreement; (ii) the selection of one or more options in accordance with the requirements of Section 3.2 of these Master Terms is not deemed an amendment or modification of the Project Agreement; and (iii) if an updated Exhibit A (e.g. Strategic Technology Objectives) or Exhibit B (e.g. Development Schedule) to a Project Agreement circulated by IBM Project Leader following a Management Committee meeting and received by the other Management Committee Members without objection within thirty (30) business days of receipt, shall, provided such updated Exhibit reasonably reflects the agreement of the Management Committee as shown in the Management Committee meeting minutes, be deemed (a) a binding Management Committee change to such Exhibit, and (b) a written amendment to the Agreement that satisfies this Section 18.15 of these Master Terms. IBM shall update the Project Database to reflect such updated Exhibit.

18.16	If there is a conflict between these Master Terms and the Project Agreement (without these Master Terms incorporated), then the order of precedence between all Parties is as follows: (i) the Project Agreement (without these Master Terms incorporated), and (ii) these Master Terms. In addition, if there is a conflict between these Master Terms, the Project Agreement (without these Master Terms incorporated), and a Participation Agreement between IBM and a Participating Party, then the order of precedence between IBM and such Participating Party is as follows: (i) such Participation Agreement, (ii) the Project Agreement (without these Master Terms incorporated), and (ii) these Master Terms.

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EXHIBIT A: RESPONSIBILITIES OF THE MANAGEMENT COMMITTEE
EXHIBIT B: RESPONSIBILITIES OF THE IBM PROJECT LEADER
EXHIBIT C: RESPONSIBILITIES OF THE PROJECT LEADERS FOR PARTICIPATING PARTIES
EXHIBIT D: VISITATION GUIDELINES FOR REPRESENTATIVES

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EXHIBIT A
RESPONSIBILITIES OF THE MANAGEMENT COMMITTEE
—	Approve changes in Strategic Technology Objectives as set forth in the Project Agreement*

—	Approve changes of the Development Schedule for the Development Project provided in the Project Agreement*

—	Establish a regular review process on no more than a quarterly basis with business executives of each of the Parties of at least the level of Vice President or other comparable level.

—	Approve external communications about the goals of the Development Project and external publications*

—	Resolve such other items as the Management Committee deems appropriate or as indicated elsewhere in the Project Agreement as requiring the agreement of the Management Committee.

* Items marked require unanimous approval of the Management Committee
All other responsibilities, including day-to-day management responsibility for the results to be achieved under the Agreement, shall reside with the IBM Project Leader with the help of the other Party Project Leaders.

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EXHIBIT B
RESPONSIBILITIES OF THE IBM PROJECT LEADER
Project organization and coordination
—	Responsible for implementation of directives from the Management Committee (or other oversight committee established by the Management Committee) for the Development Project

—	Responsible for identification and presentation to Management Committee (or other oversight committee established by the Management Committee) of those items which need such committee’s approval

—	Responsible for Development Project reporting at Management Committee reviews

—	Responsible for quarterly reports (technology status, milestones)

—	Responsible for allocation of Development Project resources

—	Responsible for review and approval of technical publications

—	Responsible for determining the organizational structure of the Development Project team and appointing key technical leaders and project managers to execute the Development Project

—	Responsible for managing the IBM infrastructure to support the Development Projects

—	Responsible for Development Project schedule planning

—	Responsible for management of IBM Representatives

—	Responsible for completion of Documentation for the Development Project

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EXHIBIT C
RESPONSIBILITIES OF THE PROJECT LEADER FOR EACH PARTICIPATING PARTY
—	Responsible for implementation of directives from the Management Committee (or other oversight committee established by the Management Committee) for the Development Project

—	Responsible for identification and presentation to Management Committee (or other oversight committee established by the Management Committee) of those items which need Management Committee’s approval

—	Responsible for Development Project reporting at Management Committee reviews

—	Responsible for quarterly reports (technology status, milestones)

—	Responsible for allocation of Development Project resources

—	Responsible for review and approval of technical publications

—	Responsible for Development Project schedule planning

—	Responsible for management of respective Party’s Representatives

—	Responsible for completion of Documentation for each Development Project

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EXHIBIT D
IBM DEVELOPMENT FACILITY VISITATION GUIDELINES FOR REPRESENATIVES
1.0	IBM shall issue security badges to Participating Party Representatives. Security badges must be returned by Representatives at the end of each assignment. Security badges must be visibly displayed at all times by Representatives while on IBM premises. If the security badge is lost or stolen, the IBM Technical Coordinator shall be immediately advised. Security badges shall not be loaned or interchanged.

2.0	Representatives shall only enter those buildings, departments, or areas which are specifically designated by the IBM Technical Coordinator and for which entry is required under the Agreement.

3.0	Representatives shall comply with all log-in/log-out requirements when entering or leaving IBM buildings and/or designated work areas.

4.0	Representatives shall comply with all security, safety and regulatory guidelines which are posted on IBM premises and/or are otherwise specified by IBM.

5.0	IBM copying equipment and/or other IBM equipment (such as data processing equipment and word processing equipment) shall not be used by Representatives except with prior approval of the IBM Technical Coordinator.

6.0	Representatives shall not disturb materials lying on IBM desks, mounted on easels or displayed on chalkboards.

7.0	Representatives shall promptly leave buildings and department areas after completing work assignments.

8.0	Representatives shall not leave IBM external doors propped open. No IBM materials shall be removed from buildings without prior written approval.

9.0	Alcoholic beverages, illegal drugs, guns and ammunition, cameras, and recording devices (excluding cellular phones with camera or recording features) are not permitted on IBM premises. Representatives are not permitted to use the camera or recording features of cellular phones on IBM premises.

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